                                                Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-117046

                                   ALLOY, INC.

      1,250,001 Shares of Common Stock and Preferred Stock Purchase Rights

              $47,100,000 Aggregate Principal Amount of Alloy, Inc.

           5.375% Convertible Senior Debentures due 2023 and Shares of
                Common Stock and Preferred Stock Purchase Rights
                   Issuable Upon Conversion of the Debentures

                       ----------------------------------

     This Prospectus Supplement No. 2 supplements and amends the Prospectus dated July 16, 2004 (as amended, the "Prospectus"), relating to the resale from time to time by holders of our common stock, par value $0.01 per share ("Common Stock"), our 5.375% Convertible Senior Debentures due 2023 (the "Debentures") and shares of our Common Stock and preferred stock purchase rights issuable upon conversion of the Debentures. The information contained in this Prospectus Supplement has been obtained from the Selling Securityholders listed below. This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement.

     The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading "Selling Securityholders" in the Prospectus by adding the persons listed below as Selling Securityholders, except that, where the name of a Selling Securityholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that Selling Securityholder supercedes the information in the Prospectus.

                             SELLING SECURITYHOLDERS

Selling Debentureholders

                                         Principal                      Number of
                                         Amount of                      Shares of         Conversion
                                         Debentures      Percentage     Common Stock      Shares         Percentage of
                                        Beneficially       of           Beneficially      Being          Common
                                         Owned and       Debentures     Owned Prior       Offered        Stock
Name                                   Offered Hereby   Outstanding(a)  to Offering (1)   Hereby(2)      Outstanding(3)
----                                   --------------   --------------  ---------------   ---------      --------------
Lehman Brothers Inc.                    $8,735,000          12.60%            --         1,042,985            2.37
OCM High Income Convertible Limited        620,000           0.89          7,761            74,029              *
Partnership
OCM High Income Convertible Fund II        860,000           1.24         10,746           102,686              *
Limited Partnership
San Diego County Employee's                200,000           0.29          2,388            23,880              *
Retirement Association
Delta Air Lines Master Trust               200,000           0.29          4,776            23,880              *
Microsoft Corporation                      135,000           0.19         57,313            16,119              *
RenaissanceRe Holdings Ltd.                320,000           0.46         60,298            38,208              *
Ace Tempest Reinsurance Ltd.               270,000           0.39          3,582            32,238              *
Tripar Partnership                         270,000           0.39          3,582            32,238              *

                                         Principal                      Number of
                                         Amount of                      Shares of         Conversion
                                         Debentures      Percentage     Common Stock      Shares         Percentage of
                                        Beneficially       of           Beneficially      Being          Common
                                         Owned and       Debentures     Owned Prior       Offered        Stock
Name                                   Offered Hereby   Outstanding(a)  to Offering (1)   Hereby(2)      Outstanding(3)
----                                   --------------   --------------  ---------------   ---------      --------------
General Motors Foundation, Inc.            130,000           0.19          1,791            15,522              *
Richard King Mellon Foundation             290,000           0.42          3,582            34,626              *
General Motors Employees Global          1,215,000           1.75         14,925           145,074              *
Group Pension Trust
The Long-Term Investment Trust             490,000           0.71          8,358            58,507              *
All other holders of Debentures or         750,000           1.08             --            89,552              *
future transferees, pledgees, or
donees of such holders (4) (5)


*    Indicates a less than 1% interest in Common Stock.

(a)  Percentages may not sum due to rounding.

(1) Does not include shares of Common Stock issuable upon conversion of the Debentures.

(2) Consists of shares of Common Stock issuable upon conversion of the Debentures, assuming a conversion rate of 119.403 shares per $1,000 principal amount of debentures (which represents a conversion price of approximately $8.375 per share). The conversion price is subject to adjustment as described above under "Description of the Debentures -- Conversion Rate Adjustments."

(3) Calculated based on Rule 13d-3(d)(1)(i) under the Securities Exchange Act of 1934, as amended, using 43,042,866 shares outstanding on August 31, 2004. In calculating this amount for each holder, we treated as outstanding the number of shares of Common Stock issuable upon conversion of such holder's Debentures. However, we did not assume the conversion of any other holder's Debentures.

(4) We will identify additional selling securityholders, if any, by prospectus supplement or post-effective amendment before they offer or sell their securities.

(5) Assumes that all holders of Debentures, or any future transferees, pledgees, donees or successors of or from such holders of Debentures, do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Debentures at the initial conversion rate.

          INVESTING IN OUR COMMON STOCK AND DEBENTURES INVOLVES RISKS.
    PLEASE CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 7 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus or prospectus supplement. It is a criminal offense to make any representation to the contrary.

This prospectus supplement is dated September 8, 2004.